Exhibit 10.7
MORTGAGE PARTNERSHIP FINANCE®
SERVICES AGREEMENT
     This MORTGAGE PARTNERSHIP FINANCE (“MPF®”) Services Agreement (the “Agreement”) is entered into as of the 30th day of April, 2006, and is executed by the FEDERAL HOME LOAN BANK OF PITTSBURGH (the “Pittsburgh Bank”), a corporation organized and existing under the laws of the United States of America, having its principal office at 601 Grant Street, Pittsburgh, Pennsylvania 15219, and the FEDERAL HOME LOAN BANK OF CHICAGO (the “MPF Provider”), a corporation organized and existing under the laws of the United States of America, having its principal office at 111 East Wacker Drive, Suite 800, Chicago, Illinois 60601.
RECITALS:
     WHEREAS, the MPF Provider and Pittsburgh Bank are Federal Home Loan Banks (“FHLBs”) established under the authority of the Federal Home Loan Bank Act, 12 U.S.C. § 1421 et seq., to carry out a housing finance mission which includes supporting mortgage finance in a safe and sound manner;
     WHEREAS, in support of its housing finance mission, the MPF Provider has developed the MPF Program, a financial services product whereby the MPF Provider funds residential mortgage loans (“Loans”) through its members acting as agents of the MPF Provider, or whereby the MPF Provider purchases Loans from its members, pursuant to separate Participating Financial Institution Agreements (“PFI Agreements”) with each participating member;
     WHEREAS, the Pittsburgh Bank wishes to provide its members access to the MPF Program, and is therefore willing (i) to fund Loans through its members acting as its agents pursuant to the MPF Program, (ii) to purchase Loans from its members pursuant to the MPF Program, and (iii) to have the MPF Provider operate and maintain the MPF Program for the benefit of the Pittsburgh Bank, in addition to the MPF Provider and any other FHLBs that are or may participate in the MPF Program; and
          WHEREAS, the MPF Provider is willing (i) to make the MPF Program available to those Pittsburgh Bank members designated by the Pittsburgh Bank, and (ii) to operate and maintain the MPF Program for the benefit of the Pittsburgh Bank as well as itself and other MPF Banks, subject to the terms and conditions set forth in this Agreement; and
          WHEREAS, the parties wish to replace the Mortgage Partnership Finance Services Agreement dated April 30, 1999, as amended (the “Prior Services Agreement”) between the parties with this Agreement.
     NOW THEREFORE, in consideration of the foregoing recitals, for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and the mutual covenants and conditions herein contained, the parties hereto hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS
          As used herein, the following terms shall have the following respective meanings:
          “Bank Funded Loan” shall mean a Loan that is originated by PFI as agent for an MPF Bank under the MPF Program and funded by that MPF Bank, and which is therefore owned by such MPF Bank from origination and is never owned by the PFI.
          “Borrower” shall mean the obligor or obligors under any Loan.
          “Business Day” shall mean any day that the MPF Provider is open for business.
          “Clearing Account” shall mean the Pittsburgh Bank’s deposit account or accounts at the MPF Provider, pursuant to the MPF Provider standard agreement for such account(s) from time to time, for the clearing of debits and credits between the MPF Provider and the Pittsburgh Bank.
          “Closed Loan” shall mean a Loan that was owned by a PFI prior to the sale of the Loan to an MPF BANK under the MPF Program.
          “Covered Loans” shall mean the Program Loans funded or purchased by the Pittsburgh Bank on or after May 1, 2006, excluding, however, those Program Loans that the parties agree in writing to exempt from being subject to the Transaction Services Fee requirements of this Agreement.
          “Custodian” shall mean, at any time, the custodian to whom the MPF Provider delegates its duties and obligations under the MPF Program to hold the Loan Documents pertaining to Program Loans, including but not limited to the MPF Custodian.
          “Custody Agreement” shall have the meaning set forth in Section.5.1.
          “Custody Addendum” shall have the meaning set forth in Section.5.1. and shall be in the form of Appendix A.
          “Customized Enhancement” shall mean a technical enhancement to the MPF Program system made at the request of an MPF Bank that solely benefits such MPF Bank.
          “DDA” shall mean a transactional account with an MPF Bank or the MPF Provider.
          “FHLB Guide” shall mean the Guide for the MPF Banks published by the MPF Provider detailing policy and procedures among the MPF Banks for their participation in the MPF Program, as the same may be amended after consultation with the MPF Banks from time to time, which FHLB Guide is hereby incorporated by reference into this Agreement.

          “Guides” shall mean, collectively, the MPF Origination Guide and the MPF Servicing Guide promulgated by the MPF Provider for the MPF Program, as MPF Provider may revise them from time to time.
          “Large Master Commitment” shall mean a Master Commitment of Five Hundred Million Dollars ($500,000,000) or greater.
          “Liquidity Option Notice” shall mean a notice to MPF Provider that the Pittsburgh Bank elects to not issue Delivery Commitments for the balance of the Business Day.
          “Loan” shall mean a residential loan made by a member bank to a Borrower that is evidenced by a promissory note and secured by a mortgage lien, deed of trust, security deed or other security instrument.
          “Loan Documents” shall mean, for any Loan, the note, the mortgage or other security documents executed and delivered by the applicable Borrower and all other documents evidencing or securing such Loan, as the same may be amended, supplemented, modified or restated from time to time.
          “Loan Recoveries” shall mean all payments and any other sums received with respect to a Program Loan, including, but not limited to, from the disposition of any collateral for such loan.
          “LOMPA” shall mean that certain MPF Program Liquidity Option and Master Participation Agreement dated as of September 15, 2000, as amended from time to time, or such successor participation agreement as may be substituted by the parties.
          “Master Commitment” shall mean an agreement between an MPF Bank and its PFI pursuant to which the PFI agrees to originate Bank Funded Loans for or sell Closed Loans to such MPF Bank, credit enhance and service such Loans thereafter, in accordance with the Guides.
          “Master Servicer” shall mean, at any time, the entity to which the MPF Provider delegates its duties and obligations under the MPF Program as the master servicer of the Program Loans.
          “Master Servicing Agreement” shall have the meaning set forth in Section 5.2.
          “MPF Banks” shall mean the Pittsburgh Bank, any other FHLB that has entered into an agreement with the MPF Provider to offer the MPF Program to their members, and the MPF Provider in its capacity as an investor in Program Loans.
          “MPF Custodian” shall mean Wells Fargo Bank, N.A. or any successor institution contracted with by the MPF Provider and published in the Guides as the MPF Custodian for the MPF Program.

          “MPF Program” shall mean the Mortgage Partnership Finance® Program of the MPF Provider, which is based upon the Guides, the PFI Agreements and the Master Commitments.
          “Note” shall mean, for any Loan, the promissory note from the Borrower evidencing such Loan.
          “Operational Matters” shall mean those activities and functions involving contact with PFIs that are performed by the MPF Provider necessary for the normal operation of the MPF Program, including without limitation:
a) approving applications for PFI status;
b) providing pricing for Delivery Commitments;
c) transacting Delivery Commitments for PFIs;
d) providing for PFI funding and credit enhancing of Program Loans;
e) coordinating and correcting electronic communications, including providing for data delivery,integrity and security;
f) monitoring and coordinating PFI custodial compliance, fees and custodial waivers
g) monitoring and supporting servicing of Program Loans, such as remittance processing, investor reporting including delinquency reporting, reconciliation of custodial accounts, repurchase of ineligible loans, current loan and defaulted loan management, such as workouts, forbearance plans, presales, deeds-in-lieu and foreclosure bidding instructions;
h) monitoring loss mitigation, insurance claim settlement and REO disposition;
i) approving and coordinating servicing sales or transfers;
j) operating the MPF Service Center, including providing Help Desk support;
k) performing quality control reviews and providing follow-up on quality control findings and remedies;
m) providing general information about the MPF Program at trade shows; and
n) monitoring and supporting MPF Shared Funding® acquisitions and servicing.
          “Participation Share” shall mean an MPF Bank’s pro rata participation interest in the Program Loans the Pittsburgh Bank funds or purchases under the MPF Program.
          “Participant” shall mean a person who acquires an ownership or a participation interest in some or all of the Program Loans delivered or serviced by a PFI to or for the Pittsburgh Bank.
          “PFI” shall mean a member or housing associate of the MPF Bank that is a “participating financial institution” that elects to participate in the MPF Program by executing a PFI Agreement with the MPF Bank.
          “Prior Services Agreement” shall have the meaning set forth in the Recitals to this Agreement.
          “Program Loans” shall mean Bank Funded Loans funded or Closed Loans purchased under the MPF Program.
          “Service Center” shall have the meaning set forth in Section 5.7.

          “Servicer” shall have the meaning set forth in the PFI Agreement.
          “Servicing Transfer Agreements” shall mean those certain Mortgage Partnership Finance Servicing Transfer Agreements dated September 19, 2000 and May 30, 2001.
          “Termination Event” shall mean any of the following: (a) a court of competent jurisdiction determines that the FHLBs do not have the authority to offer the MPF Program; (b) the Federal Housing Finance Board orders or otherwise causes the MPF Banks to stop offering the MPF Program; (c) legislation is enacted which withdraws the FHLBs’ authority to offer the MPF Program; or (d) the MPF Program is conclusively determined to violate consumer or other federal or relevant state laws or otherwise does not comply with applicable law in a manner that materially affects the structure or processes of the MPF Program.
          “Transaction Services Fee” shall mean, at any time, the fee charged by the MPF Provider to the MPF Banks for operational support provided by the MPF Provider in connection with Program Loans owned by such MPF Banks.
          Other terms used herein shall be defined as set forth in this Agreement. Any capitalized term used herein, which is not so defined, shall have the meaning ascribed to such term in the Guides, the LOMPA or Servicing Transfer Agreements. The singular shall include the plural as the context may require.
ARTICLE II
TERM AND FEES
          2.1. Term of Agreement. Unless terminated earlier as provided in Section 7.2.2, this Agreement shall continue in force until terminated by either party giving the other one hundred eighty (180) days’ written notice. Notwithstanding the foregoing, the obligations of the parties shall continue with respect to all Program Loans funded or purchased under this Agreement prior to such termination. Upon the termination of this Agreement for any reason, the Pittsburgh Bank agrees to use its best efforts to promptly return to the MPF Provider all marketing and operational materials previously provided by the MPF Provider, and no longer needed by the Pittsburgh Bank to fulfill its remaining obligations hereunder, unless other mutually acceptable arrangements have been made.
2.2. Transaction Services Fee. (a) Commencing in May, 2006, the Pittsburgh Bank shall pay a monthly Transaction Services Fee to the MPF Provider as compensation for the transaction processing services, as outlined in this Agreement and more particularly described in the FHLB Guide, to be provided to the Pittsburgh Bank, all payments to be made by the MPF Provider debiting the Pittsburgh Bank’s Clearing Account.
(b) The Transaction Services Fee shall be calculated each month by multiplying (x) one-twelfth of the applicable annual rate by (y) the aggregate outstanding balance of the Pittsburgh Bank’s retained interest in the Covered Loans at the end of the previous month as reported by the Master Servicer. The schedule of annual rates for the Transaction Services Fee applicable to a Covered Loan shall apply for the life of the loan.
(c)	The schedule of annual rates applicable to Covered Loans acquired by the Pittsburgh Bank in 2006 is as follows:
•	5 basis points (0.05%) on the first $2.5 Billion of the outstanding aggregate principal balance of the Covered Loans;

•	4.25 basis points (0.0425%) on the second $2.5 Billion of the outstanding aggregate principal balance of the Covered Loans; and

•	3.5 basis points (0.035%) on the aggregate outstanding principal balance of the Covered Loans in excess of $5 Billion.
(d) For calendar year 2007, the MPF Provider may increase the Transaction Services Fee on or before June 30, 2006, and for subsequent years, on or before each June 30 thereafter, by informing the MPF Banks in writing of the annual rate for the Transaction Services Fee applicable to the Covered Loans that will be acquired by the MPF Banks during the next succeeding calendar year. The MPF Provider agrees not to increase the Transaction Services Fee for any year by more than 50% of the prior year’s rate.
(e) It is understood that Program Loans funded or purchased by the Pittsburgh Bank before May 1, 2006 will not be subject to a Transaction Services Fee for the life of such Program Loans.
(f) Notwithstanding clauses (c) and (d) above, if at any time the MPF Provider shall charge a lower Transaction Services Fee to any other Federal Home Loan Bank on the basis of volume discounts or otherwise, such lower fee shall be extended to the Pittsburgh Bank on the same terms and conditions.
ARTICLE III
MARKETING TO PITTSBURGH BANK PFIs AND TRAINING
          3.1. Designation of Pittsburgh Bank PFIs. The Pittsburgh Bank shall have the exclusive right to market the MPF Program to its members. The MPF Provider agrees that its officers and employees shall not have any contact with officers and employees of Pittsburgh Bank members without the express approval of the Pittsburgh Bank, other than contact for Operational Matters contemplated by this Agreement or any PFI Agreement.
          3.2. Operational Training. From time to time, the MPF Provider will provide training for Pittsburgh Bank employees who will have responsibility for completing and administering PFI Agreements and Master Commitments in conjunction with the MPF Provider, and as needed when new products or product or system enhancements are introduced or other significant changes are made to the MPF Program. The training shall take place at the offices of the MPF Provider, unless the parties agree otherwise. The dates for such training shall be scheduled by mutual agreement. The Pittsburgh Bank shall be responsible for selecting employees with adequate knowledge of the Pittsburgh Bank’s operations and systems, as well as residential mortgage originations and servicing. The Pittsburgh Bank shall pay all travel and related expenses of its employees in connection with their attending training, and of the MPF Provider’s employees in connection with their providing training, if such training is provided at a location other than the MPF Provider’s offices.
ARTICLE IV
OPERATIONAL SYSTEMS
          4.1. Loan Funding and Reporting Systems. The MPF Provider shall work with the Pittsburgh Bank to develop an appropriate interface or method for receiving or sending data transmissions and reports to or from the MPF Provider. Data regarding the Pittsburgh Bank PFIs and the Program Loans serviced by its PFIs will be processed on the same system the MPF Provider uses to process its own MPF Program data. However, in connection with Bank Funded Loans, the Pittsburgh Bank will be the undisclosed or disclosed principal in whose name Bank Funded Loans will be funded. Therefore, disclosures made to or by PFIs shall refer to the Pittsburgh Bank as the funding party notwithstanding any concurrent participation funded by any MPF Bank.
               4.2. Deliverables. The MPF Provider shall provide the following reports, inquiry capabilities, and electronic data transmission to the Pittsburgh Bank or its PFIs, as applicable:
          4.2.1. PFI Reports. Subject to the timely receipt of accurate data from the Pittsburgh Bank, the MPF Provider shall provide the same reports to the Pittsburgh Bank’s PFIs as the MPF Provider supplies to the MPF Provider’s PFIs. These reports are generally described in the Guides. Any supplemental reports will be made available to the Pittsburgh Bank’s PFIs in the same way that they are made available to the MPF Provider’s PFIs.
          4.2.2. Management Reports. The MPF Provider shall provide such reports to the Pittsburgh Bank as are described and with the frequency set forth in the FHLB Guide.
          4.2.3. On-Line Inquiry. Access to certain information in the MPF Program system will be made available through on-line inquiry by the Pittsburgh Bank. The method for making inquiry and the nature of the available data is set forth in the FHLB Guide.
          4.2.4. Electronic Data Transmission. Certain accounting and PFI transaction account data shall be transmitted by the MPF Provider to the Pittsburgh Bank the evening of each Business Day to enable the Pittsburgh Bank to post such data to its general ledger and to the Pittsburgh Bank’s PFIs’ DDA’s with the Pittsburgh Bank. The method for transmission has been developed with the cooperation of the Pittsburgh Bank and the specific types of data to be transmitted are set forth in the FHLB Guide.
4.3. Program Enhancements.
          4.3.1. System Review. The MPF Provider shall hold periodic meetings, typically once each calendar quarter, to discuss possible changes and enhancements to the MPF Program system and to prioritize the scheduling of any such enhancements. Such meetings will be open to all MPF Banks, who can attend in person or telephonically.
          4.3.2. Customized Enhancements. The Pittsburgh Bank may request Customized Enhancements which shall be handled in accordance with the provisions of the FHLB Guide. Any Customized Enhancement with an estimated cost greater than $50,000 shall be developed pursuant to a separate development agreement between the MPF Provider and the Pittsburgh Bank.
          4.3.3. Reimbursement by Other FHLBs. If, during the term of this Agreement,other MPF Banks, except the MPF Provider (it being understood that the MPF Provider’s participation in development is the equivalent of paying a portion of development costs) adopt any Customized Enhancements paid for by the Pittsburgh Bank, the Pittsburgh Bank shall be entitled to reimbursement for a portion of the development costs of such Customized Enhancements in accordance with the formula set forth in the FHLB Guide and the MPF Provider will use its best efforts to facilitate such reimbursement.
ARTICLE V
PARTICIPATION IN MPF PROGRAM
5.1. Services of the Custodian. (a) The MPF Provider shall act as the custodian for the Pittsburgh Bank with respect to all Loans funded or purchased by the Pittsburgh Bank pursuant to the MPF Program. The MPF Provider may discharge this duty by entering into a custody agreement (a “Custody Agreement”) with the MPF Custodian or any other entity which the MPF Provider deems qualified to act as a Custodian. The MPF Provider shall have direct and primary responsibility to the Pittsburgh Bank for the performance of the duties of the MPF Custodian under the Custody Agreement, subject, however, in connection with the use of a Custodian other than the MPF Custodian, to the terms of each addendum to be executed by the parties in the form attached hereto as Appendix A (each, a “Custody Addendum”).
(b) The MPF Provider shall perform or cause to be performed the following custodial duties for the Pittsburgh Bank’s Program Loans, which shall be done in compliance with the provisions of the PFI Agreements and the incorporated Guides:

(i) To hold the Loan Documents and any other documents or papers relating to a Loan deposited with the Custodian as an agent for and bailee of the Pittsburgh Bank;
(ii) To review the documents received with respect to a Loan to confirm whether they comply with the MPF Program requirements;
(iii) To provide exception reports and status reports regarding Loan Documents as provided for in the FHLB Guide;
(iv) Upon the payment in full or the purchase by a PFI of a Loan, or as needed for servicing or foreclosure purposes, to release the Loan Documents to the Servicer or notify the Servicer that the Loan Documents are no longer held by the Custodian; and
(v) To maintain or cause the Custodian to maintain customary fidelity and other insurance in connection with the performance of its obligations under the Custody Agreement.
As part of its custodial duties hereunder, the MPF Provider, for the benefit of the Pittsburgh Bank, shall use its best efforts to enforce the obligations of the Custodian under the Custody Agreement. Such enforcement shall be in such form and carried out to such an extent and at such time as the MPF Provider, in its good faith business judgment, would require if it were the owner of the related Mortgage Loans. Subject to the terms of each Custody Addendum and notwithstanding the terms of any Custody Agreement, no delegation of custodial obligations to the Custodian pursuant to such Custody Agreement shall relieve the MPF Provider from its custodial obligations hereunder, and the MPF Provider shall remain obligated and primarily liable to the Pittsburgh Bank for the custody of the Mortgage Loans in accordance with the provisions of this Agreement.
(c) In the event that the Custodian fails to produce a Loan Document when requested by the Servicer, and provided that (i) the Custodian previously acknowledged in writing that it had possession of such Loan Document, (ii) such Loan Document is not outstanding pursuant to a prior request for release from the Servicer, and (iii) such Loan Document was held by the Custodian on behalf of the Pittsburgh Bank (a “Custodial Delivery Failure”), then the MPF Provider shall, with respect to any missing Loan Document, furnish or cause the Custodian to furnish a lost Loan Document affidavit in a form reasonably satisfactory to the Pittsburgh Bank and to indemnify (such indemnification to survive any termination of the Custody Agreement) the Pittsburgh Bank and the Servicer, and their respective designees, harmless against any and all direct liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including reasonable attorneys’ fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of such Custodial Delivery Failure, provided that neither the MPF Provider nor the Custodian shall be liable for consequential damages.
(d) The MPF Provider shall forward from the Custodian, or cause the Custodian to deliver to the Pittsburgh Bank, such reports applicable to the Pittsburgh Bank’s Program Loans regarding Loan Documents received and the status of requests for missing loan files or missing documents as required to be provided in the FHLB Guide. The Custodian shall acknowledge that its holds the Loan Documents pertaining to Loans owned or held by the Pittsburgh Bank which come into its possession for the benefit of the Pittsburgh Bank, and shall dispose of the same only in accordance with instructions furnished by the MPF Provider on behalf of the Pittsburgh Bank. The Custodian shall not, however, be required to verify the validity, sufficiency or genuineness of any Loan Document. With respect to any Custodian other than the MPF Custodian that is acting as such for the Pittsburgh Bank, the MPF Provider, upon the request of the Pittsburgh Bank, will provide to the Pittsburgh Bank a summary report of any audits of such Custodian performed directly or through a vendor, by the MPF Provider.
5.2. Services of the Master Servicer. (a) The MPF Provider shall act as the Master Servicer for the Pittsburgh Bank with respect to all Loans funded or purchased by the Pittsburgh Bank pursuant to the MPF Program. The MPF Provider may discharge this duty by entering into a master servicing agreement (a “Master Servicing Agreement”) with Wells Fargo Bank, N.A. or any other entity which the MPF Provider deems qualified to act as the Master Servicer. The MPF Provider shall have direct and primary responsibility to the Pittsburgh Bank for the performance of the duties of the Master Servicer under the Master Servicing Agreement.
(b) The MPF Provider shall perform or cause to be performed the following master servicing duties, which shall be done in compliance with the provisions of the PFI Agreements, the Guides, and the Servicing Agreements:
(i) To supervise, monitor and oversee the servicing of the Loans and the performance of each Servicer of its services, duties and obligations under the Servicing Guide;
(ii) To receive and review all reports and data that are provided and are deliverable under the Servicing Guide by each Servicer;
(iii) To collect information, reconcile such information with each Servicer, and submit reports pertaining to the Loans and any funds due with respect thereto, to the Pittsburgh Bank as provided for in the FHLB Guide;
(iv) To recommend to the Pittsburgh Bank corrective action to be taken relative to any Servicer that fails to comply with the terms and conditions of the Servicing Guide with respect to defaulted Loans or the property encumbered as security for Loans;
(v) To notify the Pittsburgh Bank in the event a Servicer has materially or consistently defaulted under the Servicing Agreement or Servicing Guide and to advise the Pittsburgh Bank of its recommended response to the default;
(vi) To maintain or cause the Master Servicer to maintain customary fidelity and other insurance in connection with the performance of the obligations under the Master Servicing Agreement, and, upon request of the Pittsburgh Bank, to provide a copy of insurance certificates indicating such insurance is in effect or a copy of an officer’s certificate of the Master Servicer certifying that such insurance coverage is in full force and effect;

(vii) To provide an annual SAS 70 audit report, the form and content of which the Pittsburgh Bank shall have an opportunity to comment on prior to the engagement of the auditor.
(vii) To make its books and records relating to the services performed under the Master Servicing Agreement or those of the Master Servicer accessible for inspection and copying by the supervisory agents and examiners of the Federal Housing Finance Board and by the Pittsburgh Bank at any time during normal business hours.
          As part of its master servicing duties hereunder, the MPF Provider, for the benefit of the Pittsburgh Bank, shall use its best efforts to enforce the obligations of the Master Servicer under the Master Servicing Agreement in the same manner as the MPF Provider would act if the MPF Provider were the owner of the related Program Loans. Notwithstanding the MPF Provider’s delegation of master servicing obligations to the Master Servicer pursuant to the Master Servicing Agreement, the MPF Provider shall not be relieved from its master servicing obligations hereunder, and the MPF Provider shall remain obligated and primarily liable to the Pittsburgh Bank for the master servicing of the Loans in accordance with the provisions of this Agreement, provided, however, that the MPF Provider’s liability arising from or related to its master servicing obligations under this Section 5.2 shall be limited solely to liability resulting from the MPF Provider’s or Master Servicer’s negligence or willful misconduct.
          5.3. Approval of Pittsburgh Bank PFIs. The Pittsburgh Bank shall provide the MPF Provider with a copy of each member’s PFI application, or portion thereof as specified in the FHLB Guide, prior to approving any of its members as a PFI. If the MPF Provider objects to the approval of any member as an Originator and/or Servicer within the time period provided in the FHLB Guide, then the parties agree to further review and discuss the suitability of the Pittsburgh Bank member. Any costs associated with such review and recommendation shall be paid by the Pittsburgh Bank unless the parties agree otherwise. The Pittsburgh Bank shall enter into a PFI Agreement in the form provided by the MPF Provider with each such member in order for its member to be deemed a “PFI” under this Agreement, subject only to such modifications agreed to in writing by the parties hereto and the parties thereto. The Pittsburgh Bank shall use the most current form of PFI Agreement as supplied to it by the MPF Provider when executing a PFI Agreement with a member.
          5.4. Creditworthiness of PFIs. The Pittsburgh Bank shall be responsible for evaluating the creditworthiness of each of its PFIs to provide the credit enhancement required of a PFI under the MPF Program. In addition, because the financial condition of a PFI may impact the quality of its servicing, the Pittsburgh Bank shall supply information as requested by the MPF Provider for evaluating the creditworthiness of each Pittsburgh Bank PFI to provide the credit enhancement required of such PFI under the MPF Program, consistent with applicable law and regulation. The Pittsburgh Bank shall promptly inform the MPF Provider or any Participant in the Program Loans, of any material adverse changes in the financial condition of any Pittsburgh Bank PFIs of which it becomes aware. The Pittsburgh Bank understands and acknowledges that the performance of each PFI is a risk incident to originating or purchasing Loans pursuant to the

MPF Program, and that the profitability of such investments is contingent, in part, on the creditworthiness of the PFIs.
          5.5. Training of Pittsburgh Bank PFIs. If requested by the Pittsburgh Bank, the MPF Provider shall train the personnel of the PFIs to enable them to participate in the MPF Program as Originators (defined in the Guides), sellers and Servicers in accordance with the Guides. The costs and expenses of MPF Provider’s personnel shall be paid for by the Pittsburgh Bank for any training supplied by the MPF Provider. All PFI training materials shall be supplied by or approved by the MPF Provider.
          5.6. MPF Program Materials. Any MPF Bank may submit requests for revisions to the PFI Agreements, the Guides and other MPF Program documents at any time. The MPF Provider may revise the form of the PFI Agreements, the Guides or any other MPF Program document at any time, provided that the effective date of changes to the Guides may be delayed to allow appropriate time for the MPF Bank and/or the PFIs to make changes to their systems. The MPF Provider shall send revisions to the Guides to the Pittsburgh Bank prior to the adoption and publication thereof to the Pittsburgh Bank PFIs, in the time frame specified in the FHLB Guide and for the purpose of allowing the Pittsburgh Bank to comment on such revisions prior to publication.
          5.7. Support of Pittsburgh Bank PFIs. The MPF Provider shall be responsible for providing the Operational Matters to support to all MPF Banks’ PFIs by establishing an MPF Program Service Center (“Service Center”). The Service Center operations are described in the FHLB Guide which include that the Service Center can be reached by means of toll-free telephone and facsimile numbers and will be staffed by MPF Provider personnel during such hours as may be agreed to by the MPF Banks from time to time. The MPF Provider shall ensure that the Service Center is adequately staffed to service the Pittsburgh Bank PFIs in a commercially reasonable manner and with no less service than the MPF Provider is providing to its own PFIs. The MPF Provider shall provide the data transmissions and reports as required by the FHLB Guide.
          5.8. Execution of Master Commitments. The Pittsburgh Bank will establish the Spread Account/First Loss Account percentage, the Maximum Credit Enhancement Amount and the credit enhancement fee for each Master Commitment in accordance with the FHLB Guide, and notify the MPF Provider of the same. The Service Center’s personnel will be responsible for entering each Master Commitment into the MPF Program system.
          5.9. Delivery Commitments; Pricing.
     5.9.1. Pricing of Loans. (a) Pursuant to the delegation of pricing authority as permitted by the Federal Housing Finance Board in the Acquired Member Assets Regulation dated July 17, 2000 (12 CFR Part 955), the Pittsburgh Bank, except as set forth in subsection (b) hereof, has elected to utilize the pricing methodology developed by the MPF Provider and discussed with the Pittsburgh Bank, provided that such methodology shall not be modified without prior notice to the Pittsburgh Bank. Thus, the

MPF Provider shall be responsible for the calculation and publication of the prices for the Pittsburgh Bank applicable to both Bank Funded Loans and Closed Loans.
(b) At the sole option and discretion of the Pittsburgh Bank, the Pittsburgh Bank may with respect to any or all of its Large Master Commitments, elect to set prices for all the Delivery Commitments issued under such Large Master Commitment, provided, however, if the Pittsburgh Bank elects to set prices for any Large Master Commitment, the MPF Provider shall employ prices communicated by the Pittsburgh Bank in processing Delivery Commitments under the Large Master Commitment.
     5.9.2. Delivery Commitments. (a) As provided in the Guides, the Service Center will publish Rate and Fee Schedules for Bank Funded Loans and Closed Loans. Rate and Fee Schedules are subject to change as provided for in the Guides. The Pittsburgh Bank PFIs will contact the Service Center to obtain and fill Delivery Commitments. The Service Center will provide reports and loan data transmissions concerning all Delivery Commitment activities of the Pittsburgh Bank PFIs to the Pittsburgh Bank at the times and in the manner provided in the FHLB Guide. The funding and purchasing of Program Loans will be processed through a PFI’s DDA with the Pittsburgh Bank. The Service Center shall compute any Pairoff Fees (or any similar fees) that are owed to the Pittsburgh Bank by any PFI and will report these amounts to the Pittsburgh Bank. The Pittsburgh Bank shall be responsible for collecting Pairoff Fees (or any similar fees) from its PFIs and disbursing the same to itself and its Participants (including the MPF Provider), as applicable.
(b) On any Business Day, the Pittsburgh Bank may give a Liquidity Option Notice to the MPF Provider as provided for in the FHLB Guide. Upon receipt, the MPF Provider shall set the MPF Program system so that no Delivery Commitments will be issued to the Pittsburgh Bank’s PFIs until the next Business Day.
          5.10. Quality Control and Loss Mitigation. The MPF Provider will perform the same level of quality control review and loss mitigation oversight for the Pittsburgh Bank’s Program Loans as it performs for its own Loans and will communicate the results of its quality control activities and loss mitigation oversight promptly to the persons designated by the Pittsburgh Bank to receive such reports. The MPF Provider will use its best efforts to provide additional quality control reviews if requested and paid for by the Pittsburgh Bank. MPF Provider agrees to re-evaluate its Quality Control practices, including sampling adequacy, when business conditions warrant such re-evaluation, to ensure that MPF practices comply with industry and regulatory standards. Consistent with applicable law and regulation, the Pittsburgh Bank agrees to provide information to the MPF Provider for monitoring the PFIs’ origination and servicing activities. The Pittsburgh Bank agrees to administer its PFI Agreements in accordance with their terms, including the Guides and all incorporated documents. The Pittsburgh Bank hereby acknowledges that the MPF Provider, as the drafter of the MPF Program documents, can provide a definitive interpretation of such documents in the event of conflict with a PFI over their meaning. The obligation of the Pittsburgh Bank to manage the PFIs’ origination and servicing activities with respect to Program Loans shall survive termination of this Agreement.

5.11. Transactional Relationships.
     5.11.1. Maintenance of Accounts at the MPF Provider. The Pittsburgh Bank will establish and maintain the Clearing Account with the MPF Provider.
     5.11.2. Funding of Payment Obligations. The MPF Provider agrees to fund its share of all Program Loans through the Pittsburgh Bank’s Clearing Account with the MPF Provider which obligation shall be fulfilled by its funding the Clearing Account with same day funds from time to time in amounts sufficient to cover its contractual obligations. The MPF Provider hereby consents to the Pittsburgh Bank withdrawing funds from the Clearing Account from time to time to satisfy the MPF Provider’s obligations to fund its share of Program Loans and any other obligation under this Agreement. The Pittsburgh Bank hereby consents to the MPF Provider withdrawing funds from the Clearing Account from time to time to satisfy the Pittsburgh Bank’s obligations to pay any fees and any other obligation under this Agreement.
     5.11.3. Interest on Clearing Account. In accordance with the Clearing Account agreement between the MPF Provider and the Pittsburgh Bank, the MPF Provider will credit to the Pittsburgh Bank’s Clearing Account interest on the outstanding balance thereof from time to time in accordance with the Clearing Account agreement, at the rate of interest paid by the MPF Provider to all MPF Banks under the MPF Program, as the same is published in the FHLB Guide from time to time (the “MPF Bank Rate”). Until such time as the MPF Bank Rate is published in the FHLB Guide, the MPF Bank Rate, for any day, shall be equal to the MPF Provider’s Fed Funds Rate for that day less 5 basis points (0.05%). For purposes of this Agreement, the term “Fed Funds Rate” shall mean, for any day, a rate equal to the weighted average rate the MPF Provider earns on its overnight investments in the federal funds market, determined as of the close of business for that day. In the event that any withdrawal from the Pittsburgh Bank’s Clearing Account shall cause the balance in such account to become negative, such deficit shall be deemed a loan from the MPF Provider to the Pittsburgh Bank, payable upon demand and bearing interest at a the rate charged by the MPF Provider to all MPF Banks under the MPF Program, as the same is published in the FHLB Guide from time to time (the “MPF Bank Default Rate”). Until such time as the MPF Bank Default Rate is published in the FHLB Guide, the MPF Bank Default Rate, for any day, shall be equal to the MPF Bank Rate for that day plus 200 basis points (2.0%).
5.12. Relationship of the Parties; Restrictions on Transfers. (a) The MPF Provider or its designee will hold the Loan Documents pertaining to the Pittsburgh Bank Program Loans in the same manner as it holds Loan Documents pertaining to its own Program Loans. The Pittsburgh Bank will receive and hold all receipts and collections with respect to the Program Loans funded through or purchased from the Pittsburgh Bank PFIs, for the benefit of itself, the MPF Provider and any other Participants who may invest therein, in accordance with their respective interests in the Loans. Except to the extent of its obligations under Section 5.1, the MPF Provider shall have no fiduciary duty to the

Pittsburgh Bank. Except to the extent of its obligations under Sections 6.4.1. and 7.3., the Pittsburgh Bank shall have no fiduciary duty to the MPF Provider.
(b) Notwithstanding the foregoing, the Pittsburgh Bank agrees that it will not sell or transfer any of its interests in Program Loans or its rights under this Agreement, or any portion of any thereof, except (i) to another FHLB or member of the FHLB System, (ii) to an institutional third party investor approved of in writing by the MPF Provider, which approval shall not be unreasonably withheld, or (iii) to the PFIs providing the credit enhancement for such Program Loans, provided, however, servicing must be provided by a PFI or an MPF Program approved Servicer, and the Pittsburgh Bank shall continue to monitor the creditworthiness of its PFIs and, when appropriate to protect the interests of the holders of the Program Loans, demand and hold collateral to secure any of its PFIs’ obligations under their respective PFI Agreements. The MPF Provider will continue to provide reports defined by Master Commitment.
(c) Participation Shares in the Program Loans whether previously acquired by the MPF Provider pursuant to the Prior Services Agreement or acquired by any MPF Bank during the term of this Agreement shall be pursuant to and governed by the terms of the LOMPA.
     5.13. Memo Spread Account/First Loss Account Allocations. The MPF Provider and the Pittsburgh Bank shall each maintain their own respective loan loss reserves with respect to the Program Loans. The Spread Account/First Loss Account for each Master Commitment (which is memorandum account used for tracking purposes) will be allocated between the parties as provided for in the LOMPA.
     5.14. Rescission of Payments. The LOMPA shall govern the situation where all or part of any payment of Loan Recoveries or other amounts paid to the Pittsburgh Bank is rescinded or must otherwise be returned for any reason.
     5.15. Product Development. The MPF Program Provider shall accept submissions from the Pittsburgh Bank, itself or in conjunction with other MPF Banks, for new products to be offered under the MPF Program, as provided for in the FHLB Guide.
ARTICLE VI
REPRESENTATIONS AND COVENANTS
     6.1. Participation Share and Management of Assets.
     6.1.1. Participation Share. The MPF Provider shall be able to rely on the written direction of the Pittsburgh Bank delivered in accordance with the FHLB Guide to confirm to any MPF Bank participating in either Bank Funded Loans or Closed Loans acquired by the Pittsburgh Bank that such MPF Bank will become vested in its Participation Share (i) in each such Bank Funded Loan concurrent with the funding of said Loan and (ii) in each such Closed Loan upon its purchase by the Pittsburgh Bank, without the need for further documentation, upon the deposit of funds equal to the MPF Bank’s Participation Share to the Pittsburgh Bank’s Clearing Account.
     6.1.2. Management of Assets. The PFIs are obligated under the terms of the PFI Agreements to perform all customary servicing functions, including loss mitigation and property disposition, with respect to the Program Loans. The Pittsburgh Bank shall have the responsibility for enforcing the terms of the PFI Agreement and PFIs’ compliance with the Guides, such as suspending a PFI or terminating a PFI’s servicing rights, on behalf of itself, any Participant, any MPF Bank that is an Owner Bank under either of the Servicing Transfer Agreements referenced in Section 8.4, and the MPF Provider. Except for funds received from the MPF Provider, if the Pittsburgh Bank shall in any manner receive any Loan Recoveries or property in connection with any such Loan, including but not limited to payments from PFIs or the proceeds of collateral pledged by PFIs to secure their respective obligations under PFI Agreements, the Pittsburgh Bank shall transfer the pro rata shares of the Participants in all such receipts as provided in the LOMPA or in the FHLB Guide.
     6.2. Risk of Loss. The Pittsburgh Bank assumes all risk of loss in connection with its investment in Pittsburgh Program Loan, and its execution of each PFI Agreement and each Master Commitment except for any losses arising directly from the negligence or willful misconduct of the MPF Provider in its provision of services pursuant to this Agreement or breach of its fiduciary duties; provided, however, that such assumption of risk is not intended to waive or release the liability of any person who is not a party to this Agreement. The Pittsburgh Bank acknowledges that it is familiar with the Guides and the FHLB Guide and the operation of the MPF Program as described therein.
     6.3. Default by Borrowers or PFIs; Enforcement. (a) Each of the parties is entitled to assume that no Borrower or PFI default or event which, with the giving of notice or lapse of time, or both, would constitute such a default, has occurred and is continuing unless such party (i) has actual knowledge of such default or event, or (ii) has been notified in writing that such a default or event has occurred.
     (b) Under the terms of the PFI Agreement, the PFI shall be responsible for taking whatever action that is appropriate to enforce the rights and remedies accruing on account of such Borrower default. The Pittsburgh Bank shall be responsible for taking whatever action that is appropriate to enforce the rights and remedies accruing on account of any PFI default.
     6.4. Pittsburgh Bank’s Covenants. The Pittsburgh Bank covenants and agrees as follows:
     6.4.1. Collateral For Credit Enhancement. As provided in the LOMPA and the Servicing Transfer Agreements, the Pittsburgh Bank holds for its, the MPF Provider’s, any Participants’ and any Owner Bank’s benefit the proceeds of all collateral provided from time to time by each Pittsburgh Bank PFI under its PFI Agreement or any other credit agreement, securing performance and payment of the credit enhancement obligations of the PFI under its PFI Agreement.
     6.4.2. Use of Proprietary Information and Confidentiality. The Pittsburgh Bank has been and may hereafter be furnished with certain materials and information relating to the MPF Program that are confidential and proprietary information of the MPF Provider (collectively, the “Confidential Information”). The Pittsburgh Bank agrees (i) to keep the Confidential Information confidential using reasonable means, not less than those used to protect its own proprietary material, (ii) to not disclose the Confidential Information to any one other than (solely in connection with the MPF Program) to its officers or employees who have a need to know its contents to perform their duties for the Pittsburgh Bank and to those third party agents who have signed confidentiality agreements protecting the MPF Provider, in form and substance reasonably satisfactory to the MPF Provider, and (iii) upon completion of its use of the Confidential Information or at any time upon the MPF Provider’s request, to promptly return the Confidential Information to the MPF Provider, including all copies made thereof in any format and all notes pertaining to the same. The Pittsburgh Bank further agrees that if it is served with process or any other governmental or regulatory request for the Confidential Information, it will immediately notify the General Counsel of the MPF Provider as provided in the FHLB Guide, prior to complying with such process, order or request, unless prohibited by applicable law, regulation or court order.
     6.4.3. Use of Intellectual Property. The MPF Provider hereby licenses to the Pittsburgh Bank the limited right to use the trademarks “Mortgage Partnership Finance,” “MPF,” “eMPF,” “MPF Shared Funding,” the “Mortgage Partnership Finance” logo and “MPF” logo (individually, a “Mark” and together, the “Marks”) subject to the following terms and conditions:
     (i) The term of this license shall be the same as this Agreement. Upon termination of this license, all rights in and to the Marks shall automatically revert to the MPF Provider.
     (ii) When using either of the Marks in any external communications, including letters, agreements, program descriptions and marketing materials, the Pittsburgh Bank agrees to adhere to the standards governing the use of the Marks set forth in the FHLB Guide.
     (iii) The MPF Provider reserves the right to inspect or monitor the use of the Marks and the services provided in connection with the Marks to assure compliance with this Agreement and the FHLB Guide.
     (iv) The Pittsburgh Bank hereby recognizes the value of the goodwill associated with the Marks and acknowledges that all rights in and to the Marks belong exclusively to the MPF Provider and that the Marks may have acquired secondary meaning in the mind of the public. The Pittsburgh Bank agrees, during the term of this Agreement and thereafter, never to attack or assist any one else in attacking the rights of the MPF Provider in the Marks or the validity of the license of the Marks being granted herein.
     6.5. Authorization and Enforceability Representations. Each of the parties hereby represents to the other party hereto that (i) all necessary corporate and other action has been taken to authorize it to execute, and to perform its obligations under, this Agreement, and (ii) all necessary regulatory approvals to engage in the MPF Program have been obtained and (iii) this Agreement is the legal, valid and binding obligation of such party, enforceable against it.
     6.6. MPF Provider Representations and Warranties. In addition to the above representations, the MPF Provider represents to the Pittsburgh Bank and warrants that the MPF Program is compliant with all state and federal laws, including consumer laws, and federal banking regulatory rules and regulations. Further, the MPF Provider represents to the Pittsburgh Bank and warrants that all copyrights, trademarks, service marks, patents and other intellectual property rights used in the MPF Program do not infringe upon the rights of any third parties.
     6.7. Pittsburgh Bank’s Indemnification Obligation. The Pittsburgh Bank acknowledges that the ability to participate in the MPF Program will be based upon its representations and warranties set forth above, and the Pittsburgh Bank agrees to indemnify, defend and hold harmless the MPF Provider, its affiliates and each stockholder, director, officer, employee and agent, if any, thereof from and against any and all loss, damage, liability or expense, including (without limitation) costs and attorneys’ fees and expenses, to which it may be put or which it may incur by reason of, or in connection with, any misrepresentation made by the Pittsburgh Bank in this Agreement, or any breach by Pittsburgh Bank of its warranties set forth in this Agreement. The Pittsburgh Bank’s indemnification under this section does not include any loss, damage, liability or expense arising out of any litigation challenging the authority of the MPF Provider to engage in the MPF Program.
     6.8. MPF Provider’s Indemnification Obligation. The MPF Provider agrees to indemnify, defend and hold harmless the Pittsburgh Bank, its affiliates and each stockholder, director, officer, employee and agent, if any, thereof from and against any and all loss, damage, liability or expense, including (without limitation) costs and attorney’s fees and expenses, to which it may be put or which it may incur by reason of, or in connection with, any misrepresentation made by the MPF Provider in this Agreement, or any breach by MPF Provider of its warranties set forth in this Agreement. The indemnification under this section does not include any loss, damage, liability or expense arising out of any litigation challenging the authority of the MPF Provider to engage in the MPF Program.
     6.9. Review of Accounting Books and Records. From time to time upon reasonable advance request, either party shall be entitled to review, at its cost, the accounting books and records of the other party with respect to the Pittsburgh Bank’s participation in the MPF Program. Both parties agree and acknowledge that the other party need not provide copies of or information pertaining to confidential bank examiner’s reports.

     6.10. Press Releases and Media Relations. (a) The MPF Provider agrees that during the term of this Agreement, it will provide the Pittsburgh Bank advance notice of all press releases and written communications with the media, concerning the Pittsburgh Bank’s or Pittsburgh Bank PFIs’ involvement with the MPF Program, and that it will not release or publish such items without the Pittsburgh Bank’s prior consent; provided however, that failure of the Pittsburgh Bank to respond to the notice of a communication by the close of the following Business Day after receipt shall be deemed to be consent to its publication.
     (b) The Pittsburgh Bank agrees that during the term of this Agreement, it will provide the MPF Provider advance notice of all press releases and written communications with the media, concerning the MPF Program, and that it will not release or publish such items without the MPF Provider’s prior consent; provided however, that failure of the MPF Provider to respond to the notice of a communication by the close of the following Business Day after receipt shall be deemed to be consent to its publication.
ARTICLE VII
TERMINATION
     7.1. Events of Default. It shall be an Event of Default under this Agreement if either party fails to perform its obligations or breaches any of its covenants under this Agreement and such failure to perform or breach is not cured (i) within sixty (60) days from the date the non-breaching party gives written notice of such default, if the default is capable of being cured within such time limit, or (ii) within a reasonable time after notice if the cure is commenced within the sixty (60) day period and diligently pursued thereafter.
     7.2. Termination and Other Remedies.
     7.2.1. Remedies for the Pittsburgh Bank’s Default. Without limiting the effect of Section 6.7, upon the occurrence of an Event of Default caused by the Pittsburgh Bank, (i) the Pittsburgh Bank shall, at the option of the MPF Provider, cease issuing new Master Commitments under the MPF Program, and (ii) all other provisions of this Agreement shall remain in full force and effect for the Pittsburgh Bank’s outstanding Program Loans (including Program Loans funded or purchased under existing Master Commitments).
     7.2.2. Remedies for the MPF Provider’s Default or for a Termination Event. Without limiting the effect of Section 6.8., upon the occurrence of an Event of Default caused by the MPF Provider or a Termination Event: (i) the Pittsburgh Bank shall have the right to cease issuing new Master Commitments, provided that all other provisions of this Agreement shall remain in full force and effect for the Pittsburgh Bank’s outstanding Program Loans (including Program Loans funded or purchased under existing Master Commitments); (ii) at the option of the Pittsburgh Bank, (y) the MPF Provider will continue to provide ancillary support services and act as custodian and master servicer for the Pittsburgh Bank in accordance with Article V, or (z) the Pittsburgh Bank shall engage its own custodian and master servicer and assume responsibility for the oversight of those functions with respect to the Pittsburgh Bank’s outstanding Program Loans; (iii) except that the Transaction Services Fee for support services provided by the MPF Provider shall be at a rate equal to the MPF Provider’s costs of providing such services to the Pittsburgh Bank, subject however, to the provisions of Sections 5.11, 6.7. and 7.3.; and (iv) the MPF Provider shall pay to the Pittsburgh Bank an amount equal to the Pittsburgh Bank’s actual and direct damages arising from the Event of Default, but the MPF Provider shall have no responsibility for any consequential or punitive damages. For purposes of this Section 7.2.2., the MPF Provider’s costs in providing support services shall be calculated on a pro rata basis for all Loans in the MPF Program rather than on a marginal basis, and shall include all costs and expenses incurred in improving the MPF Program system, whether or not such charges are considered capital improvements or chargeable over more than one accounting period.
7.3. Obligations Regarding PFIs; Support for Program Loans. (a) The Pittsburgh Bank’s covenant to monitor the credit and collateral of PFIs set forth in Section 6.4. and the Pittsburgh Bank’s obligations set forth in this Section 7.3. shall apply and shall survive the expiration or termination of this Agreement as well as the sale of the Program Loans by the Pittsburgh Bank.
(b) The Pittsburgh Bank hereby acknowledges that the MPF Banks have the need to have the obligations of any PFI relating to Program Loans in which any of the MPF Banks has an interest secured if the creditworthiness of the PFI should become impaired. The Pittsburgh Bank agrees to notify the MPF Provider of any material adverse changes in the financial condition of those PFIs who service or provide credit enhancements for any Program Loans in which any MPF Bank has an interest and authorizes the MPF Provider to share such information with the relevant MPF Banks, to share relevant credit assessments and information on those PFIs with the MPF Provider.
(c) The Pittsburgh Bank agrees to call and hold collateral for the benefit of any Participants and/or Owner Banks, except when prohibited by law, as may be necessary to secure the obligations of the Pittsburgh Bank PFIs under their respective PFI Agreements to maintain the value of such PFI obligations.
(d) Without limiting the rights of the MPF Provider and any other MPF Bank under the LOMPA, the Servicing Transfer Agreements, and the Custody Addendum, the MPF Provider shall not have an interest in any (i) other property taken as security for any other credit, loan or financial accommodation made or furnished to any PFI by the Pittsburgh Bank in which the MPF Provider has no financial interest; (ii) property now or hereafter in the Pittsburgh Bank’s possession or under the Pittsburgh Bank’s control other than by reason of any PFI Agreement; or (iii) deposits or other indebtedness which may be or might become security for performance or payment of any obligations and liabilities of any PFI under the PFI Agreement by reason of the general description contained in any instrument other than the PFI Agreement held by the Pittsburgh Bank or by reason of any right of setoff, counterclaim, banker’s lien or otherwise. If, however, such property, deposit, indebtedness or the proceeds thereof shall actually be applied to the payment or reduction of principal, interests, fees, commissions or any other amounts owing by any PFI in connection with any Program Loan or any participation interest therein which the Pittsburgh Bank shall have sold to the MPF Provider, then the MPF Provider shall be entitled to such application with respect to such Loan.
     7.4. Costs of Enforcement. Each party agrees to bear its own share of any and all liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys’ fees and other legal expenses) incurred by it in any effort to collect any amounts payable hereunder to it by the other party.
     7.5. Exculpation of Parties. Neither party nor any of its shareholders, directors, officers, employees or agents shall be liable to the other for any obligation, undertaking, act or judgment of any Borrower, any PFI, any guarantor or any other person, or be bound to ascertain or inquire as to the performance or observance by any PFI of any provision of any PFI Agreement, Master Commitment, the Guides, any Loan or any of the Loan Documents.
ARTICLE VIII
MISCELLANEOUS
     8.1. Notices. Whenever notice is required under this Agreement or by applicable law, it must be given as described in this section, unless otherwise expressly provided in this Agreement. All demands, notices and communications under this Agreement shall be in writing, except as expressly provided in Section 8.2., and shall be (i) delivered in person, (ii) sent by certified United States mail, postage prepaid, return receipt requested, (iii) sent by facsimile transmission, or (iv) sent through a nationally recognized overnight delivery service, addressed at the applicable party’s address, delivery fee prepaid. Any such notice shall be deemed delivered upon the earlier of actual receipt and, in the case of notice by United States mail, three (3)Business Days after deposit with the United States post office, and in the case of notice by overnight courier, the Business Day immediately following the date so deposited with the overnight delivery service.
     8.2. The Guides and Other Documents. Copies of the Guides, including (without limitation) any amendments or supplements, or of any changes or pronouncements with respect thereto, shall be provided from time to time by the MPF Provider, at its option, either (a) by regular mail or otherwise, or (b) electronically to the Pittsburgh Bank.
     8.3. Addresses. For purposes of this Agreement, the address, telephone and facsimile numbers for the Pittsburgh Bank and the electronic transmission information for the Pittsburgh Bank are as set forth below its signature to this Agreement. For purposes of this Agreement, the address, telephone and facsimile numbers for the MPF Provider and the electronic transmission information for the MPF Provider are as set forth in the FHLB Guide. Any such change must be given in writing and given in accordance with the provisions of Section 8.1 or as published in the FHLB Guide from time to time, but shall be effective only upon actual receipt.
     8.4. Effect of Agreement. The MPF Provider will have no obligation or responsibility to the Pittsburgh Bank except as specifically stated herein. This Agreement constitutes the entire agreement among the parties, and no representation, promise, inducement or statement of intent has been made by the MPF Provider to the Pittsburgh Bank which is not embodied in this Agreement and the incorporated FHLB Guide. This Agreement replaces and supersedes the Prior Services Agreement which was supplemented by that certain Pro Rata MPF Participation Agreement dated as of April 30, 1999 executed by the parties (“Pro Rata Participation Agreement”). In addition, the parties agree that this Agreement is supplemented by the LOMPA and that the LOMPA supersedes the Pro Rata Participation Agreement. Without limiting the foregoing, this Agreement is supplemented by the Custody Addendum, and the Servicing Transfer Agreements.
     8.5. Execution in Counterparts; Facsimile Execution Permitted. This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original and all of which, taken together, shall constitute but one and the same agreement. The parties further agree that this Agreement and signature pages thereof may be transmitted between them by facsimile machine and that counterpart facsimile copies are included in this Agreement. The parties intend that faxed signatures may constitute original signatures and that a faxed signature page containing the signature (original or faxed) of all parties is binding on the parties.
     8.6. Governing Law. This Agreement shall be construed and enforced in accordance with the statutory and common law of the United States of America. To the extent federal law incorporates or defers to state law, the relevant state law shall be the law of the state of Illinois (without regard to conflicts of law principles) applicable to agreements to be performed in the state of Illinois.
     8.7. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     8.8. Successors and Assigns. Subject to the terms of Section 5.12., this Agreement shall be binding upon and inure to the benefit of the MPF Provider and the Pittsburgh Bank and their respective successors and permitted assigns. Nothing contained in this Agreement shall limit the right of the MPF Provider to transfer participation interests in its Participation Share in Program Loans that were funded or purchased under PFI Agreements with the Pittsburgh Bank.
     8.9. Waivers and Amendments. No delay on the part of the either party in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by one party of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment to, modification or waiver of, or consent with respect to, any provision of this Agreement shall be effective unless in writing and executed and delivered by the MPF Provider and the Pittsburgh Bank.
     8.10. References to Sections, Exhibits and Agreement; Captions. Unless otherwise indicated either expressly or by context, any reference in this Agreement to a “Section” or “Appendix” shall be deemed to refer to a Section of or Appendix to this Agreement. All references herein to this “Agreement” shall, as of any time after the date hereof, be deemed to include all amendments hereto, which have been made prior to such time in accordance with Section 8.9. Article and Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement.
88.11. Specific Performance. The parties hereto recognize and agree that it may be impossible to measure in money the damages which will accrue to any party hereto or its successors or assigns by reason of a failure to perform any of the obligations arising under this Agreement. Therefore, if a party or its successors or assigns shall institute any action or proceeding to enforce any provision hereof, any party against whom such action or proceeding is brought hereby agrees that specific performance may be sought and obtained for any breach of this Agreement, without the necessity of providing actual damages.
8.12. Mediation of Disputes; Jurisdiction and Venue. (a) Neither the Pittsburgh Bank nor the MPF Provider shall institute a proceeding before any tribunal to resolve any controversy or claim arising out of or relating to the Agreement, or the breach, termination or invalidity thereof (a “Dispute”), before such party has sought to resolve the dispute through mediation. If the parties do not promptly agree on a mediator, either party may request the then Chairman of the Board of the Federal Housing Finance Board to appoint a mediator. All mediation proceedings under this Agreement shall be held in Washington, D.C. or such other location as the parties may agree upon. If the mediator is unable to facilitate a settlement of the Dispute within a reasonable time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and the complaining party may then pursue any other remedy available to it at law or in equity. The fees and expenses of the mediator shall be paid by the party initiating mediation, unless the parties agree otherwise.
(b) The Pittsburgh Bank hereby consents to the exercise of jurisdiction over its person and its property by any court of competent jurisdiction situated in the State of Illinois (whether it be a court of the State of Illinois or a court of the United States of America situated in Illinois) for the enforcement of this Agreement or in any other controversy, dispute or question arising hereunder, and the Pittsburgh Bank hereby waives any and all personal or other rights to object to such jurisdiction for such purposes. The Pittsburgh Bank, for itself and its successors and assigns, hereby waives any objection which it may have to the laying of venue of any such action, suit or proceeding in any such court; provided, that the provisions of this paragraph shall not be deemed to preclude any other appropriate forum. If such litigation is commenced at any time, the parties agree that service of process may be made, and personal jurisdiction over either party obtained, by service of a copy of the summons, complaint and other pleadings required to commence such litigation by United States certified or registered mail, return receipt requested, addressed to such party at its address for notices as provided in this Agreement. The Pittsburgh Bank and MPF Provider waive all claims of lack of effectiveness or error by reason of any such service.

     IN WITNESS WHEREOF, each of the MPF Provider and the Pittsburgh Bank has caused this Agreement to be executed by its duly authorized officers, as of the date first above written.

MPF PROVIDER:

FEDERAL HOME LOAN BANK OF CHICAGO

By: Title:	[ILLEGIBLE] Senior Vice President

PITTSBURGH BANK:

FEDERAL HOME LOAN BANK OF PITTSBURGH

By:	[ILLEGIBLE]

Title:	Group Director

Address:	601 Grant Street
Pittsburgh, Pennsylvania 15219
Attention: Margaret Stemmler

Facsimile No.: (412)288-7318
Electronic Transmission: mstemmler@fhlb-pgh.com
     “Mortgage Partnership Finance,” “MPF” and “eMPF” are registered trademarks of the Federal Home Loan Bank of Chicago.

PITTSBURGH BANK:

FEDERAL HOME LOAN BANK OF PITTSBURGH

By:	/s/ John R. Price

Title: President

APPENDIX A
custody addendum to
Mortgage Partnership Finance®
INVESTMENT AND SERVICES AGREEMENT
THIS CUSTODY ADDENDUM TO INVESTMENT AND SERVICES AGREEMENT (the “Custody Addendum”) is made as of the 30th day of April, 2006 between the FEDERAL HOME LOAN BANK OF CHICAGO (the “MPF® Provider”) and the FEDERAL HOME LOAN BANK OF PITTSBURGH (the “MPF Bank”).
RECITALS:
WHEREAS, the MPF Bank and the MPF Provider are concurrently entering into the Mortgage Partnership Finance Investment and Services Agreement of even date herewith (the “I&S Agreement”) pursuant to which the parties agreed, among other things, to make the Mortgage Partnership Finance Program available to members of the MPF Bank; and
WHEREAS, the MPF Provider is the custodian for the MPF Bank under the terms of the I&S Agreement and has engaged a vendor to perform its custodial duties thereunder, which vendor is named as the MPF Program Custodian (the “MPF Custodian”) in the Guides; and
WHEREAS, the parties desire to facilitate members of the MPF Bank that are participating financial institutions in the MPF Program (individually, “Subject PFI” and collectively, the “Subject PFIs”), that may from time to time request the MPF Bank to permit an entity other than the MPF Custodian (as applicable to each Subject PFI, the “Custodian”) to serve as custodian for required loan document files (the “Collateral Files”) for those Mortgages which the Subject PFI will deliver to or service for the MPF Bank (the “Subject Mortgages”) under the PFI Agreement between the Subject PFI and the MPF Bank (the “Subject PFI Agreement”); and
WHEREAS, pursuant to the FHLB Guide, the MPF Bank will submit a request or notice (the “Custodian Request”) advising the MPF Provider that (i) the Subject PFI has requested permission to use the Custodian for the Collateral Files for the Subject Mortgages, and (ii) the MPF Bank is granting permission to the Subject PFI, if the Custodian is approved by the MPF Provider, to use the Custodian for the Collateral Files for the Subject Mortgages; and
WHEREAS, upon the MPF Provider’s approval of such Custodian’s MPF Custodian Application, the MPF Provider (i) will notify the Subject PFI of the approval of its request and ask the Subject PFI to sign an acknowledgment (“Custodian Acknowledgement”) that after the date specified in such notice, the Guides require the Subject PFI to be responsible for the payment of the Custodian’s fees as well as for the performance by the Custodian of its custodial obligations, and (ii) subject to the Subject PFI’s signing the Custodian Acknowledgement, will engage the Custodian as a vendor pursuant to a Custody Agreement (the “Custody Agreement”) to perform the MPF Provider’s obligations as Custodian for the Collateral Files. Any capitalized terms used but not defined in this Custody Addendum shall have the meaning assigned to them in the I&S Agreement or the Subject PFI Agreement, as applicable.
NOW THEREFORE, in consideration of the foregoing recitals and the covenants contained herein, the parties agree as follows:
1. The MPF Bank must provide the MPF Provider with a Custodian Request with respect to a Subject PFI and its requested Custodian before the MPF Provider will execute a Custody Agreement with the Custodian.
2. Following its review and approval of the Custodian’s MPF Custodian Application, the MPF Provider shall notify the Subject PFI of the approval of its request for the Custodian to serve as custodian for the Collateral Files subject to the Subject PFI signing the Custodian Acknowledgement which, among other provisions, shall require the Subject PFI to acknowledge: (a) that a breach by the Custodian of the Custody Agreement shall constitute a breach by the Subject PFI of the Subject PFI Agreement, and (b) that the obligations of the Custodian under the Custody Agreement shall be secured in the same manner as all PFI obligations arising under the Subject PFI Agreement. The

MPF Provider shall provide the MPF Bank with a copy of its notice to the Subject PFI and, upon receipt by the MPF Provider, a copy of the Custodian Acknowledgement when signed by the Subject PFI.
3 The MPF Provider and MPF Bank agree and acknowledge that the terms and conditions of this Custody Addendum will be extended to each and every Subject PFI for which a separate Custodian Request is submitted to the MPF Provider by the MPF Bank, upon the PFI’s signing and causing the Custodian Acknowledgement to be returned to the MPF Provider with respect to the Custodian selected by the Subject PFI.
4. If the MPF Bank determines for any reason that the Custodian selected by a Subject PFI should not continue to serve as an approved MPF custodian, the MPF Bank may request that the Custodian’s custodial duties be terminated, but in any event will provide the MPF Provider with relevant information. The MPF Provider will terminate the Custody Agreement with respect to any Subject Mortgages upon receipt of such request. In the event the Custody Agreement is terminated by the MPF Provider solely because of the request of the MPF Bank, the MPF Bank will reimburse the MPF Provider for any actual out-of-pocket costs which the MPF Provider may incur as a result of such termination for which the MPF Provider is not made whole by the Custodian.
5. The MPF Bank agrees that with respect to each Subject PFI, should a custody default as determined by the MPF Provider occur with respect to the Subject Mortgages due to a breach of the Custodian’s obligations under the Custody Agreement, the MPF Bank shall first enforce the terms of the Subject PFI Agreement with respect to such breach of the Custody Agreement. The MPF Bank shall pursue such enforcement efforts in the same manner and with the same diligence as it would exercise for any obligation of the Subject PFI to the MPF Bank. Although the MPF Bank is not required to exhaust all available remedies, its enforcement effort should include the most appropriate of the full range of remedies available under the Subject PFI Agreement which include, without limitation, realizing upon collateral pledged by the Subject PFI. In the event that such enforcement efforts do not result in full recovery, the MPF Bank shall look to the MPF Provider for indemnification with respect to a default by the Custodian, and the MPF Provider shall remain liable to the MPF Bank for such indemnification under the I&S Agreement (as amended by this Custody Addendum)
6. If the Custody Agreement with any Custodian is terminated or such Custodian is removed for any reason, upon the transfer of all Collateral Files to a successor custodian to the MPF Provider’s satisfaction, (i) the terms and conditions set forth this Custody Addendum, including the enforcement of the Subject PFI Agreement upon a custody default as provided in Paragraph 5 hereof, shall automatically terminate with respect to such Custodian and Subject PFI, and shall cease to apply to any party hereto or to any custody defaults by any successor custodian to such Custodian; and (ii) the indemnification provisions of the I&S Agreement shall continue to be in full force and effect and unamended with respect to the Subject PFI and its Custodian as if this Custody Addendum had never been executed by the parties.
7. The MPF Provider shall provide the MPF Bank with an MPF Provider Officer Attestation that based upon the MPF Provider’s review, the Custodian has met the requirements to be approved as an alternate custodian as set forth in the Custody Manual. Further, the MPF Provider agrees that it will not object to the review and inspection by the MPF Bank of the Collateral Files or the Custodian’s custodial operations with respect to the Mortgages.
8. Except for the terms of this Custody Addendum, the I&S Agreement remains unmodified and in full force and effect.
     IN WITNESS WHEREOF, the parties have caused this Custody Addendum to be executed by their duly authorized officers as of the date first above written.

FEDERAL HOME LOAN BANK		FEDERAL HOME LOAN BANK OF
	OF CHICAGO		PITTSBURGH

By:		By:

	Eric S. Schambow, Vice President	Name:

Title: